Filed pursuant to Rule 424(b)(3)

Registration No. 333-191704

PROSPECTUS

DOCUMENT SECURITY SYSTEMS, INC.

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4,859,894 shares of common stock offered by the Selling Stockholders

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The selling stockholders identified in this prospectus, and any of their respective pledgees, donees, transferees or other successors in interest, may offer and sell up to 4,859,894 shares of our common stock from time to time under this prospectus and any prospectus supplement.  The selling stockholders may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.  The selling stockholders will pay all underwriting discounts and commissions, if any, in connection with the sale of their shares.  See “Stockholders” and “Plan of Distribution.”

Our common stock, is traded on The NYSE MKT under the symbol DSS. On October 10, 2013, the last reported sale price of our common stock was $1.05.

Investing in our securities involves various risks.  See “Risk Factors” contained herein for more information on these risks.  Additional risks will be described in the related prospectus supplements under the heading “Risk Factors”.  You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2013.

ABOUT THIS PROSPECTUS

The selling stockholders may from time to time sell up to 4,859,894 shares of common stock in one or more offerings under this prospectus. This prospectus provides you with a general description of the securities the selling stockholders may offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

OUR BUSINESS

General

This summary highlights selected information about us, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision, you should carefully read this entire prospectus, any applicable prospectus supplement, and the documents referred to in the following sections “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

As used in this prospectus, references to “the Company”, “we”, “our”, “ours” and “us” refer to Document Security Systems, Inc. and consolidated subsidiaries, unless otherwise indicated. References to “DSS” refer to Document Security Systems, Inc. In addition, references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

We prepare our financial statements in United States dollars and in accordance with generally accepted accounting principles as applied in the United States, referred to as U.S. GAAP. In this prospectus, references to “$” and “dollars” are to United States dollars.

Overview

We were formed in New York in 1984 and, in 2002, chose to strategically focus on becoming a developer and marketer of secure technologies. We specialize in fraud and counterfeit protection for all forms of printed documents and digital information. The Company holds numerous patents for optical deterrent technologies that provide protection of printed information from unauthorized scanning and copying. We operate three production facilities, a security and commercial printing facility, a packaging facility and a plastic card facility- where we produce secure and non-secure documents for our customers. We license our anti-counterfeiting technologies to printers and brand-owners. In addition, we have a digital division which provides cloud computing services for its customers, including disaster recovery, back-up and data security services.

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Prior to 2006, the Company’s primary revenue source in its document security division was derived from the licensing of its technology. In 2006, the Company began a series of acquisitions designed to expand its ability to produce its products for end-user customers. In 2006, we acquired Plastic Printing Professionals, Inc. (“P3”), a privately held plastic cards manufacturer located in the San Francisco, California area. P3 is also referred to herein as the “DSS Plastics Group”. In 2008, we acquired substantially all of the assets of DPI of Rochester, LLC, a privately held commercial printer located in Rochester, New York, referred to herein as “Secuprint” or “DSS Printing Group”. In 2010, the Company acquired Premier Packaging Corporation (“Premier Packaging”), a privately held packaging company located in the Rochester New York area. Premier Packaging is also referred to herein as the “DSS Packaging Group”. In May 2011, we acquired all of the capital stock of ExtraDev, Inc. (“ExtraDev”), a privately held information technology and cloud computing company located in the Rochester, New York area. ExtraDev is also referred to herein as “DSS Digital Group”.

In October 2012, the Company introduced AuthentiGuard®, an iPhone application for authentication, targeted to major pharmaceutical and other companies worldwide. The application is a cloud-enabled solution that permits efficient and cost effective authentication for packaging, documents and credentials. The solution embeds customizable, covert AuthentiGuard® Prism technology that resists duplication on copiers and scanners in a product's packaging. Product verification using the iPhone application creates real-time, accurate authentication results for brand owners that can be integrated into existing information systems.

The Company does business in four operating segments as follows:

DSS Printing Group — Provides secure and commercial printing services for end-user customers along with technical support for the Company’s technology licensees. The division produces a wide array of printed materials such as security paper, vital records, prescription paper, birth certificates, receipts, manuals, identification materials, entertainment tickets, secure coupons, parts tracking forms, brochures, direct mailing pieces, catalogs, business cards, etc. The division also provides the basis of research and development for the Company’s security printing technologies.

DSS Plastics Group — Manufactures laminated and surface printed cards which can include magnetic stripes, bar codes, holograms, signature panels, invisible ink, micro fine printing, guilloche patterns, Biometric, Radio Frequency Identification (RFID) and watermarks for printed plastic documents such as ID cards, event badges, and driver’s licenses.

DSS Packaging Group — Produces custom paperboard packaging serving clients in the pharmaceutical, beverage, photo packaging, toy, specialty foods and direct marketing industries, among others. The division incorporates our security technologies into printed packaging to help companies prevent or deter brand and product counterfeiting.

DSS Digital Group — Provides data center centric solutions to businesses and governments delivered via the “cloud”. This division developed the Company’s iPhone based application that integrates some of the Company’s traditional optical deterrent technologies into proprietary digital data security based solutions for brand protection and product diversion prevention.

Completion of Merger with DSS Technology Management, Inc.

On July 1, 2013 (the “Closing Date”), DSSIP, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of DSS merged with and into DSS Technology Management., Inc. (f/k/a Lexington Technology Group, Inc.), a Delaware corporation (“DSSTM”), pursuant to the terms and conditions of the previously announced Agreement and Plan of Merger, dated as of October 1, 2012 (as amended, the “Merger Agreement”), by and among the Company, DSSTM, Merger Sub and Hudson Bay Master Fund Ltd. (“Hudson Bay”), as representative of DSSTM’s stockholders (the “Merger”). Effective on July 1, 2013 (the “Closing Date”), as a result of the Merger, DSSTM became a wholly-owned subsidiary of DSS. In connection with the Merger, the Company issued on the Closing Date, its securities to DSSTM’s stockholders in exchange for the capital stock owned by DSSTM’s stockholders, as follows (the “Merger Consideration”): (i) an aggregate of 16,558,387 shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”) (which includes 2,500,000 Additional Shares and 240,559 Exchanged Shares, as such terms are defined in the Merger Agreement); (ii) 7,100,000 shares of the Company’s Common Stock to be held in escrow pursuant to an escrow agreement, dated July 1, 2013, entered into by and among the Company, Hudson Bay and American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agreement”); (iii) warrants to purchase up to an aggregate of 4,859,894 shares of the Company’s Common Stock, at an exercise price of $4.80 per share and expiring on July 1, 2018; and (iv) warrants to purchase up to an aggregate of 3,432,170 shares of the Company’s Common Stock, at an exercise price of $0.02 per share and expiring on July 1, 2023 (the “$.02 Warrants”), to DSSTM’s preferred stockholders that would beneficially own more than 9.99% of the shares of the Company’s Common Stock as a result of the Merger (the “Beneficial Ownership Condition”). In addition, the Company assumed options to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share, in exchange for 3,600,000 outstanding and unexercised stock options to purchase shares of DSSTM’s common stock. In addition, the Company issued an aggregate of 786,678 shares of Common Stock to Palladium Capital Advisors, LLC as compensation for their services in connection with the transactions contemplated by the Merger Agreement. Of those shares issued to Palladium Capital Advisors, LLC, 400,000 are held in escrow pursuant to the same terms and conditions as those set forth in the Escrow Agreement.

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As a result of the consummation of the Merger, as of the Closing Date, the former stockholders of DSSTM own approximately 51% of the outstanding common stock of the combined company and the stockholders of the Company prior to the completion of the Merger own approximately 49% of the outstanding common stock of the combined company.

Pursuant to the Escrow Agreement, the shares of the Company’s Common Stock deposited in the escrow account will be released to the holders of the DSSTM common stock (pro rata on a fully-diluted basis as of the effective time of the Merger) if and when the closing price per share of the Company’s Common Stock exceeds $5.00 per share (as adjusted for stock splits, stock dividends and similar events) for 40 trading days within a continuous 90 trading day period following the closing of the Merger. If within one year following the closing of the Merger, such threshold is not achieved, the shares of the Company’s Common Stock held in escrow shall be cancelled and returned to the treasury of the Company. DSSTM stockholders will have voting rights with respect to the Company’s shares owned by such stockholders and held in escrow for one year following the closing of the Merger even though such shares may be cancelled and returned to the treasury of the Company if the condition for release of the shares held in escrow is not met.

If after one year, the shares held in escrow are cancelled because the conditions discussed above were not met, the former stockholders of DSSTM are expected to own approximately 45% of the outstanding common stock of the combined company and the stockholders of the Company prior to the completion of the Merger are expected to own approximately 55% of the outstanding common stock of the combined company (without taking into account any shares of the Company’s Common Stock held by DSSTM’s stockholders prior to the completion of the Merger, and excluding the exercise of any options and warrants).

The transaction will be accounted for as a business combination in accordance with the Business Combination Topic of the FASB ASC 805. Under the guidance, the assets and liabilities of the acquired business, DSSTM, are recorded at their fair value at the date of acquisition. The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a gain on acquisition is recorded.

DSSTM is a private intellectual property monetization company that recently acquired a patent portfolio of six patents and four pending patent applications relating to technology invented by Thomas Bascom (the “Bascom Portfolio”) and invested in VirtualAgility, a developer of user-friendly programming platforms that facilitate the creation of sophisticated business applications without programming or coding. DSSTM is focused on the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets (or interests therein) and then monetizing such assets through a variety of value enhancing initiatives, including, but not limited to:

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·	Licensing,
·	customized technology solutions (such as applications for medical electronic health records),
·	strategic partnerships, and
·	litigation.

Our Corporate Information

We are headquartered in Rochester, New York and were incorporated in New York in 1984. Our principal offices are located at 28 East Main Street, Suite 1525, Rochester, New York 14614 and our telephone number is (585) 325-3610. Our principal website is www.dsssecure.com. The information on or that can be accessed through our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

RISK FACTORS

You should carefully consider the risks described below before buying Common Stock offered in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our Common Stock could decline and you might lose all or part of your investment. We have had operating losses from time to time and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

We have identified the following additional risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations in the future.    References to the “combined company” made in this registration statement relate to the recent business combination of DSS and DSSTM, whereby DSSTM became a wholly-owned subsidiary of DSS effective on July 1, 2013. Our business faces significant risks, and the risks described below may not be the only risks we face.  Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.  If any of these risks occur, our business, results of operations or financial condition could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

The failure to integrate successfully the businesses of DSS and DSSTM in the expected timeframe could adversely affect the combined company’s future results.

The success of the recently closed Merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of DSS and DSSTM.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls resulting from diversion of management’s attention to the task of efficiently integrating the companies’ operations.

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DSS may not realize the potential value and benefits created by the Merger.

The success of the Merger will depend, in part, on DSS’s ability to realize the expected potential value and benefits created from integrating DSS’s existing business with DSSTM’s business, which includes the maximization of the economic benefits of the combined company’s intellectual property portfolio. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of DSSTM’s business could include, among others:

•	failure to effectively implement the business plan for the combined business;

•	unanticipated issues in integrating the business of both companies;

•	potential lost sales and customers if any customer of DSS decides not to do business with DSS after the Merger;

•	loss of key employees with knowledge of DSS’s historical business and operations;

•	unanticipated changes in applicable laws and regulations; and

•	other unanticipated issues, expenses, or liabilities that could impact, among other things, DSS’s ability to realize any expected benefits on a timely basis, or at all.

DSS may not accomplish the integration of DSSTM’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from DSS’s current operations to the integration effort and any difficulties encountered in combining businesses could prevent DSS from realizing the full expected potential value and benefits to result from the Merger and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of DSS and DSSTM from other strategic opportunities and operational matters during the integration process.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code (the “Code”), the stockholders of DSSTM may be required to pay substantial United States federal income taxes as a result of the Merger.

DSS and DSSTM intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. DSS and DSSTM currently anticipate that the United States holders of shares of DSSTM capital stock generally should not recognize taxable gain or loss as a result of the Merger. However, neither DSS nor DSSTM has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of the Merger, and there can be no assurance that the companies’ position would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code and is taxable for United States federal income tax purposes, DSSTM stockholders generally would recognize taxable gain or loss on their receipt of equity securities of DSS in connection with the Merger equal to the difference between such stockholder’s adjusted tax basis in their shares of DSSTM capital stock and the fair market value of the equity securities of DSS.

The combined company will be dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on the combined company’s business, financial conditions and results of operations.

The success and future prospects of the combined company largely depend on the skills, experience and efforts of its key personnel, including Jeffrey Ronaldi, Peter Hardigan and Robert Bzdick. The loss of Messrs. Ronaldi, Hardigan and/or Bzdick, or other executives and managers of the combined company, or the combined company’s failure to retain other key personnel, could jeopardize the combined company’s ability to execute its strategic plan and materially harm its business.

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The Merger resulted in changes to the DSS board of directors and the combined company may pursue different strategies than either DSS or DSSTM may have pursued independently.

The board of directors of DSS following the Merger consists of eight (8) directors, four designated by DSSTM and four designated by DSS. Currently, it is anticipated that the combined company will maximize the economic benefits of its intellectual property portfolio, add significant talent in technological innovation and potentially enhance its opportunities for revenue generation through the monetization of the combined company’s assets. However, because the composition of the board of directors of the combined company will consist of directors from both DSS and DSSTM, the combined company may determine to pursue certain business strategies that neither DSS nor DSSTM would have pursued independently.

The success of the combined company will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition, or results of operations.

The combined company’s success will be dependent on its ability to maintain and renew the business relationships of both DSS and DSSTM and to establish new business relationships. There can be no assurance that the management of the combined company will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in the Company’s proxy statement/prospectus and the financial forecasts prepared by DSS and DSSTM in connection with discussions concerning the Merger.

The future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial statements presented in the proxy statement/prospectus filed by the Company with the SEC, which show only a combination of the historical results of DSS and DSSTM, prepared by DSS and DSSTM in connection with the Merger. DSS expects to incur significant costs associated with combining the operations of the two companies. The exact magnitude of these costs are not yet known, but are estimated to be approximately $1,000,000. Furthermore, these costs may decrease the capital that the combined company could use for continued development of the combined company’s business in the future or may cause the combined company to seek to raise new capital sooner than expected.

The combined company may require additional capital to support its present business plan and its anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect the combined company’s ability to operate.

DSS believes that the Bascom intellectual property will significantly augment the scope and value of DSS’s litigation and licensing business without impacting its current operations or resource allocation plan.

The Bascom Portfolio will expand upon DSS’s licensing potential and ability to compete within its current areas of commercial focus. DSS’s primary commercial focus is to develop integrated security solutions for authentication and brand protection that incorporate DSS’s proprietary print and digital technologies such as its suite of AuthentiGuard patents, the DSS Digital Group’s cloud computing platform and intellectual property, and customized software that delivers digital security solutions via standard handheld devices (such as the apple iPhone) and the cloud. DSS anticipates that this commercial focus will benefit from the integration of technical “know-how” from Thomas Bascom, the President and Chief Technology Officer of Bascom Research, as well as from the ability to use the current Bascom Portfolio and any potential new derivative technologies that may be co-developed and licensed. DSS initially will be the only competitor in the marketplace that is a licensee of the Bascom Portfolio, which may lead to additional licensing opportunities for DSS with customers or competitors.

The Bascom Research intellectual property licensing program provides a significant new potential income stream for DSS’s litigation and licensing business that will be funded by DSSTM, and as such, will not alter the current resource allocation for DSS’s existing litigation and licensing business. DSSTM has delivered approximately $6.25 million in capital (net of transaction fees) in connection with the Merger, which will be used in part to fund the Bascom Research licensing effort. We do not expect that DSS capital resources will initially be used for Bascom Research, and the Bascom Research effort will not initially divert other DSS resources aside from requiring some oversight by the current DSS General Counsel, who will be involved in all ongoing litigation and licensing matters for the combined company.

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The combined company may require additional funds to further develop its business plan. Based on current operating plans of DSS and DSSTM, the current resources of the combined company are expected to be sufficient to fund its planned operations into the fourth quarter of 2014. Since it is impossible to predict the timing and amount of any recovery, if any, resulting from the DSSTM litigation, we anticipate that we will need to raise additional funds through equity offerings in order to meet our liquidity requirements in the fourth quarter of 2014. However, if revenues of DSS do not meet expectations or if operating expenses exceed expectations, or a combination of both, then the combined company may require additional resources prior to the fourth quarter of 2014. Any such financing that DSS undertakes will likely be dilutive to DSS’s current stockholders.

The combined company intends to continue to make investments to support its business growth, including patent or other intellectual property asset creation. In addition, the combined company may also need additional funds to respond to business opportunities and challenges, including its ongoing operating expenses, protecting its assets, satisfying debt payment obligations, developing new lines of business and enhancing its operating infrastructure. While the combined company may need to seek additional funding for such purposes, it may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of the combined company’s financings may be dilutive to, or otherwise adversely affect, holders of its common stock. The combined company may also seek additional funds through arrangements with collaborators or other third parties. The combined company may not be able to negotiate any such arrangements on acceptable terms, if at all. If the combined company is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate some or all of its business plans.

Risks Related to DSS’s Business

DSS is currently subject to the additional risks described below.

DSS has a history of losses.

DSS has a history of losses. In first six months of 2013 and for the fiscal years of 2012, 2011, and 2010, DSS incurred losses of approximately $3.1 million, $4.3 million, $3.2 million, and $3.5 million, respectively. DSS’s results of operations in the future will depend on many factors, but largely on DSS’s ability to successfully market DSS’s anti-counterfeiting products, technologies and services. DSS’s failure to achieve profitability in the future could adversely affect the trading price of its common stock and its ability to raise additional capital and, accordingly, its ability to continue to grow its business. There can be no assurance that DSS will succeed in addressing any or all of these risks, and the failure to do so could have a material adverse effect on DSS’s business, financial condition and operating results.

DSS has a significant amount of indebtedness, some of which is secured by its assets, and may be unable to satisfy its obligations to pay interest and principal thereon when due.

As of June 30, 2013, DSS has the following significant amounts of outstanding indebtedness:

(i)	$648,000 convertible promissory note bearing interest at 10% per annum due in full on December 29, 2015, or convertible into up to 260,180 shares of DSS Common Stock, secured by the assets of DSS’s wholly-owned subsidiary, Secuprint. Interest is due quarterly.

(ii)	$500,000 due under a term loan with Citizens Bank which matures February 1, 2015 and is payable in monthly payments of $25,000 plus interest. Interest accrues at 1 Month LIBOR plus 3.75%. DSS subsequently entered into an interest rate swap agreement to lock into a 5.7% effective interest rate over the life of the term loan.

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(iii)	Up to $1,000,000 in a revolving line of credit with Citizens Bank available for use by Premier Packaging, subject to certain limitations, payable in monthly installments of interest only. Interest accrues at 1 Month LIBOR plus 3.75%. As of June 30, 2013, there was approximately $70,000, net of the sweep account, outstanding on the line.

(iv)	$1,159,000 due under a promissory note with Citizens Bank used to purchase DSS’s packaging division facility. DSS is required to pay monthly installments of $7,658 plus interest until August 2021 at which time a balloon payment of the remaining principal balance of $919,677 is due. DSS subsequently entered into an interest rate swap agreement to lock into a 5.865% effective interest rate over the life of the term loan. The promissory note is secured by a first mortgage.

(v)	$850,000 promissory note bearing interest at 9% per annum due in full on May 24, 2014 secured by certain equipment and the assets of DSS’s wholly-owned subsidiary, Secuprint. Interest is due quarterly.

All of the Citizens Bank credit facilities are subject to various covenants including a fixed charge coverage ratio, tangible net worth and current ratio. The Citizens Bank obligations are secured by all of the assets of Premier Packaging and are also secured through cross guarantees by DSS and its other wholly-owned subsidiaries, P3 and Secuprint.

If DSS were to default on any of the above indebtedness, and the creditors were to foreclose on secured assets, this could have a material adverse effect on DSS’s business, financial condition and operating results.

If DSS is unable to adequately protect its intellectual property, its competitive advantage may disappear.

The success of DSS will be determined in part by its ability to obtain United States and foreign patent protection for its technology and to preserve its trade secrets. Because of the substantial length of time and expense associated with developing new document security technology, DSS places considerable importance on patent and trade secret protection. DSS intends to continue to rely primarily on a combination of patent protection, trade secrets, technical measures, copyright protection and nondisclosure agreements with its employees and customers to establish and protect the ideas, concepts and documentation of software and trade secrets developed by DSS. DSS’s ability to compete and the ability of its business to grow could suffer if these intellectual property rights are not adequately protected. There can be no assurance that DSS’s patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. Failure of DSS’s patents, copyrights, trademarks and trade secret protection, non-disclosure agreements and other measures to provide protection of its technology and its intellectual property rights could enable DSS’s competitors to more effectively compete with it and have an adverse effect on DSS’s business, financial condition and results of operations. In addition, DSS’s trade secrets and proprietary know-how may otherwise become known or be independently discovered by others. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to DSS’s proprietary technology.

In addition, DSS may be required to litigate in the future to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on DSS’s business, financial condition or results of operations, and there can be no assurances of the success of any such litigation.

DSS may face intellectual property infringement or other claims against it, its customers or its intellectual property that could be costly to defend and result in its loss of significant rights.

Although DSS has received patents with respect to certain of its technologies, there can be no assurance that these patents will afford DSS any meaningful protection. Although DSS believes that its use of the technology and products it has developed and other trade secrets used in its operations do not infringe upon the rights of others, DSS’s use of the technology and trade secrets it developed may infringe upon the patents or intellectual property rights of others. In the event of infringement, DSS could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets it developed or refrain from using the same. DSS may not have the necessary financial resources to defend an infringement claim made against it or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on DSS and its financial condition. Moreover, if the patents, technology or trade secrets DSS developed or uses in its business are deemed to infringe upon the rights of others, DSS could, under certain circumstances, become liable for damages, which could have a material adverse effect on DSS and its financial condition. As DSS continues to market its products, DSS could encounter patent barriers that are not known today. A patent search may not disclose all related applications that are currently pending in the United States Patent Office, and there may be one or more such pending applications that would take precedence over any or all of DSS’s applications.

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Furthermore, third parties may assert that DSS’s intellectual property rights are invalid, which could result in significant expenditures by DSS to refute such assertions. If DSS becomes involved in litigation, DSS could lose its proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management’s attention from DSS’s business. If there is a successful claim of infringement, DSS may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. If DSS is unsuccessful in defending claims that its intellectual property rights are invalid, DSS may not be able to enter into royalty or license agreements on acceptable terms, if at all. This could prohibit DSS from providing its products and services to customers, which could have a material adverse effect on DSS and its financial condition.

The value of DSS’s intangible assets may not be equal to their carrying values.

As of June 30, 2013, DSS had approximately $5.1 million of net intangible assets, including goodwill. DSS is required to evaluate the carrying value of such intangibles. Whenever events or changes in circumstances indicate that the carrying value of an intangible asset, including goodwill, may not be recoverable, DSS will have to determine whether there has been impairment by comparing the anticipated undiscounted cash flows (discounted cash flows for goodwill) from the operation and eventual disposition of the product line with its carrying value. If any of DSS’s intangible assets are deemed to be impaired then it will result in a significant reduction of the operating results in such period. No impairments were recognized during the six months ended June 30, 2013 and the year ended December 31, 2012.

Certain of DSS’s recently developed products are not yet commercially accepted and there can be no assurance that those products will be accepted, which would adversely affect DSS’s financial results.

Over the past several years, DSS has spent significant funds and time to create new products by applying its technologies onto media other than paper, including plastic and cardboard packaging, and delivery of DSS’s technologies digitally. DSS has had limited success to date in selling its products that are on cardboard packaging and those that are delivered digitally. DSS’s business plan for the remainder of 2013 and beyond includes plans to incur significant marketing, intellectual property development and sales costs for these newer products, particularly the digitally delivered products. If DSS is not able to sell these new products, its financial results will be adversely affected.

The results of DSS’s research and development efforts are uncertain and there can be no assurance of the commercial success of its products.

DSS believes that it will need to continue to incur research and development expenditures to remain competitive. The products DSS is currently developing or may develop in the future may not be technologically successful. In addition, the length of DSS’s product development cycle may be greater than it originally expected and DSS may experience delays in future product development. If DSS’s resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with DSS’s competitors’ products.

Changes in document security technology and standards could render DSS’s applications and services obsolete.

The market for document security products, applications, and services is fast moving and evolving. Identification and authentication technology is constantly changing as DSS and its competitors introduce new products, applications, and services, and retire old ones as customer requirements quickly develop and change. In addition, the standards for document security are continuing to evolve. If any segments of DSS’s market adopt technologies or standards that are inconsistent with DSS’s applications and technology, sales to those market segments could decline, which could have a material adverse effect on DSS and its financial condition.

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The market in which DSS operates is highly competitive, and DSS may not be able to compete effectively, especially against established industry competitors with greater market presence and financial resources.

DSS’s market is highly competitive and characterized by rapid technological change and product innovations. DSS competitors may have advantages over DSS because of their longer operating histories, more established products, greater name recognition, larger customer bases, and greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the promotion and sale of their products. Competition may also force DSS to decrease the price of DSS’s products and services. DSS cannot assure you that it will be successful in developing and introducing new technology on a timely basis, new products with enhanced features, or that these products, if introduced, will enable DSS to establish selling prices and gross margins at profitable levels.

DSS’s growth strategy depends, in part, on DSS acquiring complementary businesses and assets and expanding DSS’s existing operations to include manufacturing capabilities, which DSS may be unable to do.

DSS’s growth strategy is based, in part, on its ability to acquire businesses and assets that are complementary to its existing operations and expanding DSS’s operations to include manufacturing capabilities. DSS may also seek to acquire other businesses. The success of this acquisition strategy will depend, in part, on DSS’s ability to accomplish the following:

•	identify suitable businesses or assets to buy;

•	complete the purchase of those businesses on terms acceptable to DSS;

•	complete the acquisition in the time frame DSS expects; and

•	improve the results of operations of the businesses that DSS buys and successfully integrate their operations into DSS’s.

Although DSS has been able to make acquisitions in the past, there can be no assurance that DSS will be successful in pursuing any or all of these steps on future transactions. DSS’s failure to implement its acquisition strategy could have an adverse effect on other aspects of DSS’s business strategy and its business in general. DSS may not be able to find appropriate acquisition candidates, acquire those candidates that DSS finds or integrate acquired businesses effectively or profitably.

DSS has in the past used, and may continue to use, its common stock as payment for all or a portion of the purchase price for acquisitions. If DSS issues significant amounts of its common stock for such acquisitions, this could result in substantial dilution of the equity interests of DSS stockholders.

If DSS fails to retain certain of its key personnel and attract and retain additional qualified personnel, DSS might not be able to pursue its growth strategy.

DSS’s future success depends upon the continued service of certain of its executive officers and other key sales and research personnel who possess longstanding industry relationships and technical knowledge of DSS products and operations. Although DSS believes that its relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to DSS in the future. There can be no assurance that these persons will agree to continue to be employed by DSS after the expiration dates of their current contracts.

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If DSS does not successfully expand its sales force, it may be unable to increase its revenues.

DSS must expand the size of its marketing activities and sales force to increase revenues. DSS continues to evaluate various methods of expanding its marketing activities, including the use of outside marketing consultants and representatives and expanding its in-house marketing capabilities. If DSS is unable to hire or retain qualified sales personnel or if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, DSS’s ability to increase its revenues and grow could be compromised. The challenge of attracting, training and retaining qualified candidates may make it difficult to meet DSS’s sales growth targets. Further, DSS may not generate sufficient sales to offset the increased expense resulting from expanding DSS’s sales force or DSS may be unable to manage a larger sales force.

Future growth in DSS’s business could make it difficult to manage DSS’s resources.

DSS’s anticipated business expansion could place a significant strain on its management, administrative and financial resources. Significant growth in DSS’s business may require it to implement additional operating, product development and financial controls, improve coordination among marketing, product development and finance functions, increase capital expenditures and hire additional personnel. There can be no assurance that DSS will be able to successfully manage any substantial expansion of its business, including attracting and retaining qualified personnel. Any failure to properly manage its future growth could negatively impact its business and operating results.

DSS cannot predict its future capital needs and DSS may not be able to secure additional financing.

DSS may need to raise additional funds in the future to fund its working capital needs, to fund more aggressive expansion of its business, to complete development, testing and marketing of its products and technologies, or to make strategic acquisitions or investments. DSS may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for DSS to finance its development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of DSS stockholders or may require that DSS relinquish rights to certain of its technologies or products. In addition, DSS may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, DSS may have to delay or scale back its growth plans.

If DSS is unable to respond to regulatory or industry standards effectively, its growth and development could be delayed or limited.

DSS’s future success will depend in part on its ability to enhance and improve the functionality and features of its products and services in accordance with regulatory or industry standards. DSS’s ability to compete effectively will depend in part on its ability to influence and respond to emerging industry governmental standards in a timely and cost-effective manner. If DSS is unable to influence these or other standards or respond to these or other standards effectively, its growth and development of various products and services could be delayed or limited.

Changes in the laws and regulations to which DSS are subject may increase DSS’s costs.

DSS is subject to numerous laws and regulations, including, but not limited to, environmental and health and welfare benefit regulations, as well as those associated with being a public company. These rules and regulations may be changed by local, state, provincial, national or foreign governments or agencies. Such changes may result in significant increases in DSS’s compliance costs. Compliance with changes in rules and regulations could require increases to DSS’s workforce, and could result in increased costs for services, compensation and benefits, and investment in new or upgraded equipment.

Declines in general economic conditions or acts of war and terrorism may adversely impact DSS’s business.

Demand for printing services is typically correlated with general economic conditions. The recent declines in United States economic conditions have adversely impacted DSS’s business and results of operations, and may continue to do so for the foreseeable future. The overall business climate of DSS’s industry may also be impacted by domestic and foreign wars or acts of terrorism, which events may have sudden and unpredictable adverse impacts on demand for DSS’s products and services.

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Post-Merger Risks Related to DSSTM’s Business, which, effective on July 1, 2013, operates as a wholly-owned subsidiary of DSS.

DSSTM’s limited operating history makes it difficult to evaluate its current business and future prospects.

DSSTM is a newly formed development stage company and has generated minimal revenue to date and has incurred expenses which exceed its revenues. DSSTM was incorporated in May 2012 and acquired a portfolio of patents from Thomas Bascom in July 2012, and also invested in VirtualAgility in March 2013 and again in August 2013. Therefore, DSSTM not only has a very limited operating history, but also a very limited track record in executing its business model which includes, among other things, creating, prosecuting, licensing, litigating or otherwise monetizing its patent assets. DSSTM’s limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with limited operating history, there is a significant risk that DSSTM will not be able to:

•	implement or execute its current business plan, or show that its business plan is sound; and/or

•	obtain sufficient funding, long-term, to effectuate its business plan.

If DSSTM cannot execute any one of the foregoing or similar matters relating to its operations, its business may fail.

DSSTM is presently reliant primarily on the patent assets it recently acquired. If DSSTM is unable to license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that DSSTM’s business would fail.

In July 2012, DSSTM acquired a portfolio of patent assets from Thomas Bascom that DSSTM plans to license or otherwise monetize. If DSSTM’s efforts to generate revenue from such assets fail, DSSTM will have incurred significant losses and may be unable to acquire additional assets. If this occurs, DSSTM’s business would likely fail.

DSSTM has commenced legal proceedings against five companies, including Facebook, Inc. and LinkedIn Corporation, and DSSTM expects such litigation to be time-consuming and costly, which may adversely affect DSSTM’s financial condition and its ability to operate its business.

To license or otherwise monetize the patent assets DSSTM acquired from Thomas Bascom, DSSTM commenced legal proceedings against five companies, including Facebook, Inc. and LinkedIn Corporation, pursuant to which DSSTM alleges that such companies infringe on one or more of DSSTM’s patents. DSSTM’s viability is highly dependent on the outcome of this litigation, and there is a risk that DSSTM may be unable to achieve the results it desires from such litigation, which failure would harm DSSTM’s business to a great degree. In addition, the defendants in this litigation are much larger than DSSTM and have substantially more resources than DSSTM does, which could make DSSTM’s litigation efforts more difficult.

DSSTM anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, DSSTM may be forced to litigate against others to enforce or defend DSSTM’s intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which DSSTM is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may have a great impact on the value of the patents and preclude DSSTM’s ability to derive licensing revenue from the patents, or any revenue. Therefore, a negative outcome of any such litigation, or one or more claims contained within any such Litigation, could materially and adversely impact DSSTM’s business. Additionally, DSSTM anticipates that its legal fees and other expenses will be material and will negatively impact DSSTM’s financial condition and results of operations and may result in its inability to continue its business. DSSTM estimates that its legal fees over the next twelve months will be approximately $2,000,000. Expenses thereafter are dependent on the outcome of the litigation; in the event the case is appealed, legal fees over the course of the subsequent twelve months would be approximately $2,000,000. The costs of enforcing DSSTM’s patent rights may exceed its recoveries from such enforcement activities. In addition, the primary law firm being utilized by DSSTM for such litigation would be entitled to a certain percentage of any recoveries from the litigation or licensing of the patents. The inventor of the patents is likewise entitled to a percentage of such recoveries, as is IP Navigation Group, the intellectual property consulting firm engaged by DSSTM in connection with its efforts to acquire and monetize this portfolio of patents. Accordingly, in order for DSSTM to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues. DSSTM’s failure to monetize its patent assets would significantly harm its business.

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While DSSTM believes that the patents acquired from Thomas Bascom are infringed by the defendants in the Litigation, there is a risk that a court will find the patents invalid, not infringed or unenforceable and/or that the US Patent and Trademark Office (USPTO) will either invalidate the patents or materially narrow the scope of their claims during the course of a re-examination. In addition, even with a positive trial court verdict, the patent may be invalidated, found not infringed or rendered unenforceable on appeal. This risk may occur either presently in DSSTM’s initial litigation or from time to time in connection with future litigations DSSTM may bring. If this were to occur, it would have a material adverse effect on the viability of its company and its operations.

DSSTM believes that certain social and business networking and other companies infringe on at least four of its patents, but recognizes that obtaining and collecting a judgment against such infringers may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Some of the parties DSSTM believes infringe on DSSTM’s patents are large and well-financed companies with substantially greater resources than DSSTM. DSSTM believes that these parties will devote a substantial amount of resources in an attempt to avoid or limit a finding that they are liable for infringing DSSTM’s patents or, in the event liability is found, to avoid or limit the amount of associated damages. In addition, there is a risk that these parties may file re-examinations or other proceedings with the USPTO or other government agencies in an attempt to invalidate, narrow the scope or render unenforceable the patents DSSTM acquired from Thomas Bascom. As of the date of this registration statement, DSSTM has settled with two defendants, and is legally precluded from disclosing other developments in the cases.

At this time, DSSTM cannot predict the outcome of such potential litigation or administrative action, and if DSSTM is unsuccessful in its litigation efforts for any reason, the value of the patents acquired from Thomas Bascom, which are DSSTM’s most significant assets, would be significantly reduced and DSSTM’s business, financial condition and results of operations would be significantly harmed.

Moreover, in connection with any of DSSTM’s present or future patent enforcement actions, it is possible that a defendant may request and/or a court may rule that DSSTM has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against DSSTM or its operating subsidiaries or award attorneys’ fees and/or expenses to one or more defendants, which could be material, and if DSSTM or its subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm DSSTM’s operating results and its financial position.

In addition, it is difficult in general to predict the outcome of patent enforcement litigation at the trial level. There is a higher rate of appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue.

Finally, DSSTM believes that the more prevalent patent enforcement actions become, the more difficult it will be for DSSTM to license its patents without engaging in litigation. As a result, DSSTM may need to increase the number of its patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This will adversely affect DSSTM’s operating results due to the high costs of litigation and the uncertainty of the results.

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If DSSTM is unsuccessful in its pending litigation or is unable to adequately protect its patent rights, the value of such patents would be significantly reduced and DSSTM’s business would be negatively impacted.

DSSTM believes its patents are valid, enforceable and valuable. Notwithstanding this belief, third parties may make claims of infringement or invalidity claims with respect to DSSTM’s patents and such claims could give rise to material costs for defense or settlement or both, jeopardize or substantially delay a successful outcome of litigation DSSTM is or may become involved in, or otherwise materially and adversely affect its business. At this time, DSSTM cannot predict the outcome of its current pending patent infringement litigation. If DSSTM is unsuccessful in its litigation efforts for any reason or is otherwise unable to protect its patent rights, the value of the patents acquired from Thomas Bascom, which are DSSTM’s most significant assets, would be significantly reduced and DSSTM’s business, financial condition and results of operations would be significantly harmed.

DSSTM may be unable to retain key advisors and legal counsel to represent DSSTM in the current patent infringement Litigation and in future legal proceedings.

The success of DSSTM’s pending legal proceedings and future legal proceedings depends in part upon DSSTM’s ability to retain key advisors and legal counsel to represent DSSTM in such litigation. The retention of such key advisors and legal counsel is likely to be expensive and DSSTM may not be able to retain such key advisors and legal counsel on favorable economic terms. Therefore, DSSTM may be unable to retain key advisors and legal counsel to represent DSSTM in its litigation, which could have a material adverse effect on DSSTM’s business.

The patent infringement cases initiated by DSSTM will likely take longer and be more expensive in the United States District Court in the Northern District of California than if the cases were litigated in the United States District Court for the Eastern District of Virginia.

DSSTM’s wholly-owned subsidiary, Bascom Research LLC, initiated its patent infringement litigation in the United States District Court for the Eastern District of Virginia. It is difficult to predict the length of time it will take to complete such litigation. In December, 2012, the lawsuits were transferred to the United States District Court in the Northern District of California. As of the date of this Registration Statement, DSSTM has settled with two defendants, and is legally precluded from disclosing certain other developments in the cases. As of October 11, 2013, Bascom Research has reached settlements with two defendants in connection with its ongoing litigation in the Northern District of California and the case against Salesforce.com was dismissed. Bascom Research is precluded from releasing the specific terms and in certain cases, the existence of its settlements as a result of confidentiality provisions contained in the various settlement agreements. The litigation is still pending against the other defendants (including Facebook, Inc. and LinkedIn Corporation). DSSTM believes that as a result of the transfer to California, the patent infringement litigation may take significantly longer, become more expensive, and possibly adversely impact the financial position of DSSTM moving forward.

DSSTM may seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of DSSTM’s investments in such activities.

Members of DSSTM’s management team have significant experience as inventors. As such, part of DSSTM’s business may include the internal development of new inventions and intellectual property that DSSTM will seek to monetize. However, this aspect of DSSTM’s business would likely require significant capital and would take time to achieve. Such activities could also distract DSSTM’s management team from its present business initiatives, which could have a material and adverse effect on DSSTM’s business. There is also the risk that DSSTM’s initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of DSSTM’s investments in time and resources in such activities.

In addition, even if DSSTM is able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, DSSTM would need to develop and maintain, and it would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property DSSTM may develop principally including the following:

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•	patent applications DSSTM may file may not result in issued patents or may take longer than DSSTM expects to result in issued patents;

•	DSSTM may be subject to interference proceedings;

•	DSSTM may be subject to opposition proceedings in the U.S. or foreign countries;

•	any patents that are issued to DSSTM may not provide meaningful protection;

•	DSSTM may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents issued to DSSTM;

•	other companies may design around technologies DSSTM has developed; and

•	enforcement of DSSTM’s patents would be complex, uncertain and very expensive.

DSSTM cannot be certain that patents will be issued as a result of any future applications, or that any of DSSTM’s patents, once issued, will provide DSSTM with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, DSSTM cannot be certain that it will be the first to make its additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent DSSTM from commercializing DSSTM’s products or require DSSTM to obtain licenses requiring the payment of significant fees or royalties in order to enable DSSTM to conduct its business. As to those patents that DSSTM may license or otherwise monetize, DSSTM’s rights will depend on maintaining its obligations to the licensor under the applicable license agreement, and DSSTM may be unable to do so. DSSTM’s failure to obtain or maintain intellectual property rights for DSSTM’s inventions would lead to the loss of DSSTM’s investments in such activities, which would have a material and adverse effect on DSSTM’s company.

Moreover, patent application delays could cause delays in recognizing revenue from DSSTM’s internally generated patents and could cause DSSTM to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm DSSTM’s business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect DSSTM’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect DSSTM’s ability to assert its patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (or the Leahy-Smith Act), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act will not become effective until one year or 18 months after its enactment. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of DSSTM’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of DSSTM’s issued patents, all of which could have a material adverse effect on DSSTM’s business and financial condition.

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Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which DSSTM conducts its business and negatively impact DSSTM’s business, prospects, financial condition and results of operations.

DSSTM’s acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect DSSTM’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to DSSTM’s business plan, are often time consuming, complex and costly to consummate. DSSTM may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, DSSTM expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if DSSTM is able to acquire particular patent assets, there is no guarantee that DSSTM will generate sufficient revenue related to those patent assets to offset the acquisition costs. While DSSTM will seek to conduct confirmatory due diligence on the patent assets DSSTM is considering for acquisition, DSSTM may acquire patent assets from a seller who does not have proper title to those assets. In those cases, DSSTM may be required to spend significant resources to defend DSSTM’s interest in the patent assets and, if DSSTM is not successful, its acquisition may be invalid, in which case DSSTM could lose part or all of its investment in the assets.

DSSTM may also identify patent or other intellectual property assets that cost more than DSSTM is prepared to spend with its own capital resources. DSSTM may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for DSSTM. These higher costs could adversely affect DSSTM’s operating results, and if DSSTM incurs losses, the value of its securities will decline.

In addition, DSSTM may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which DSSTM’s licensees will adopt its patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies DSSTM acquires or develops will have value that it can monetize.

In certain acquisitions of patent assets, DSSTM may seek to defer payment or finance a portion of the acquisition price. This approach may put DSSTM at a competitive disadvantage and could result in harm to DSSTM’s business.

DSSTM has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where DSSTM can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, DSSTM might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than DSSTM has. In addition, any failure to satisfy DSSTM’s debt repayment obligations may result in adverse consequences to its operating results.

Any failure to maintain or protect DSSTM’s patent assets or other intellectual property rights could significantly impair its return on investment from such assets and harm DSSTM’s brand, its business and its operating results.

DSSTM’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of DSSTM’s acquired patent assets and other intellectual property. To protect DSSTM’s proprietary rights, DSSTM relies on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures DSSTM undertakes to protect and maintain its assets will have any measure of success.

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Following the acquisition of patent assets, DSSTM will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. DSSTM may acquire patent assets, including patent applications, which require DSSTM to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against DSSTM, and such assertions or prosecutions could materially and adversely affect DSSTM’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause DSSTM to incur significant costs and could divert resources away from DSSTM’s other activities.

Despite DSSTM’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of DSSTM’s intellectual property:

•	DSSTM’s applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide DSSTM with any competitive advantages versus potentially infringing parties;

•	DSSTM’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of DSSTM’s technology; or

•	DSSTM’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those DSSTM acquires and/or prosecutes.

Moreover, DSSTM may not be able to effectively protect its intellectual property rights in certain foreign countries where DSSTM may do business in the future or from which competitors may operate. If DSSTM fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and DSSTM’s business would be harmed.

DSSTM may not be able to capitalize on potential market opportunities related to its licensing strategy or patent portfolio.

In order to capitalize on its patent portfolio, DSSTM intends to enter into licensing relationships. However, there can be no assurance that DSSTM will be able to capitalize on its patent portfolio or any potential market opportunity in the foreseeable future. DSSTM’s inability to generate licensing revenues associated with potential market opportunities could result from a number of factors, including, but not limited to:

•	DSSTM may not be successful in entering into licensing relationships on commercially acceptable terms; and

•	challenges from third parties as to the validity of DSSTM’s patents underlying DSSTM’s licensing opportunities.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong DSSTM’s litigation and adversely affect its financial condition and operating results.

DSSTM’s business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on DSSTM’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to DSSTM’s business plan, and DSSTM’s failure to do so could cause material harm to its business.

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Risks Related to Ownership of our Common Stock

DSS has a large number of authorized but unissued shares of common stock, which DSS’s management may issue without further stockholder approval, thereby causing dilution of your holdings of DSS common stock.

As of July 1, 2013, after the Company’s merger with DSSTM, there were approximately 154 million authorized but unissued shares of DSS common stock. DSS management continues to have broad discretion to issue shares of its common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of the NYSE MKT, state and federal law, or other applicable laws. If DSS’s board of directors determines to issue additional shares of DSS common stock from the large pool of authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on such transaction.

The exercise of DSS’s outstanding options and warrants, vesting of restricted stock awards and conversion of debt securities may depress DSS’s stock price.

As of June 30, 2013 and 2012, there were up to 4,286,534 and 4,225,691, respectively, of shares potentially issuable under convertible debt agreements, options, warrants, restricted stock agreements and employment agreements that could potentially dilute basic earnings per share in the future. These shares were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses in the respective periods. On July 1, 2013, in connection with the Merger, the Company issued the following: (i) 16,558,387 shares of the Company’s common stock (including exchange shares), (ii) 7,100,000 shares of the Company’s Common Stock to be held in escrow pursuant to an escrow agreement, dated July 1, 2013, (iii) warrants to purchase up to an aggregate of 4,859,894 shares of the Company’s Common Stock, at an exercise price of $4.80 per share and expiring on July 1, 2018, and (iv) warrants to purchase up to an aggregate of 3,432,170 shares of the Company’s Common Stock, at an exercise price of $0.02 per share and expiring on July 1, 2023. In addition, the Company assumed options to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share, in exchange for 3,600,000 outstanding and unexercised stock options to purchase shares of DSSTM’s common stock. The Company also issued an aggregate of 786,678 shares of Common Stock to Palladium Capital Advisors, LLC as compensation for their services in connection with the transactions contemplated by the Merger Agreement. Of those shares issued to Palladium Capital Advisors, LLC, 400,000 are held in escrow pursuant to the same terms and conditions as those set forth in the Escrow Agreement.

Sales of these securities in the public market, or the perception that future sales of these securities could occur, could have the effect of lowering the market price of DSS common stock below current levels and make it more difficult for DSS and DSS’s stockholders to sell DSS’s equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of DSS common stock to decline and could impair DSS’s ability to raise capital through an offering of additional equity securities.

DSS does not intend to pay cash dividends.

DSS does not intend to declare or pay cash dividends on its common stock in the foreseeable future. DSS anticipates that it will retain any earnings and other cash resources for investment in its business. The payment of dividends on DSS’s common stock is subject to the discretion of its board of directors and will depend on DSS’s operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that its board of directors deems relevant.

DSS has material weaknesses in its internal control over financial reporting structure, which, until remedied, may cause errors in its financial statements that could require restatements of its financial statements and investors may lose confidence in DSS’s reported financial information, which could lead to a decline in DSS’s stock price.

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Section 404 of the Sarbanes-Oxley Act of 2002 requires DSS to evaluate the effectiveness of its internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of DSS’s internal control over financial reporting in each Annual Report on Form 10-K.

DSS has identified two material weaknesses in its internal control over financial reporting in its annual assessment of internal controls over financial reporting that management performed for the year ended December 31, 2012. Those identified material weaknesses remain as of the date of this registration statement. Management has concluded that (i) DSS did not maintain a sufficient complement of qualified accounting personnel and controls associated with segregation of duties; and (ii) DSS lacks sufficient resources within the accounting department to have effective controls associated with identifying and accounting for complex and non-routine transactions in accordance with United States generally accepted accounting principles, and that the foregoing represented material weaknesses in its internal control over financial reporting. DSS is uncertain at this time of the costs to remediate all of the above listed material weaknesses, however, DSS anticipates the cost to be in the range of $200,000 to $400,000 (including the cost of hiring additional qualified accounting personnel to eliminate segregation of duties issues and using the services of accounting consultants for complex and non-routine transactions if and when they arise). DSS cannot guarantee that the actual costs to remediate these deficiencies will not exceed this amount. If DSS’s internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in DSS’s financial statements and in DSS’s disclosure that could require restatements. Investors may lose confidence in DSS’s reported financial information and in DSS’s disclosure, which could lead to a decline in DSS’s stock price.

DSS’s management, including its Chief Executive Officer and Chief Financial Officer, does not expect that DSS’s internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

As a result, DSS cannot assure you that significant deficiencies or material weaknesses in its internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties DSS encounters in their implementation, could result in significant deficiencies or material weaknesses, cause DSS to fail to timely meet DSS’s periodic reporting obligations, or result in material misstatements in DSS’s financial statements. Any such failure could also materially adversely affect the results of periodic management evaluations regarding disclosure controls and procedures and the effectiveness of DSS’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

 A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

19

Our common stock is traded on The NYSE MKT and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

Our common stock is subject to volatility.

There can be no assurance that the market price for our common stock will remain at its current level and a decrease in the market price could result in substantial losses for investors. The market price of our common stock may be significantly affected by one or more of the following factors:

•announcements or press releases relating to the industry or to our own business or prospects;

•regulatory, legislative, or other developments affecting us or the industry generally;

•sales by holders of restricted securities pursuant to effective registration statements or exemptions from registration; and

•market conditions specific to biopharmaceutical companies, the healthcare industry and the stock market generally.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only.  Because the risk factors referred to above, as well as the risk factors referred to on page 4 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

20

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us in this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, and there are no executive management members or directors among the selling stockholders.

 STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of October 11, 2013, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of the offering.  The shares of common stock covered by this prospectus represent shares of common stock that the selling stockholders may acquire upon exercise of warrants which they hold. The warrants were issued in connection with the Merger Agreement discussed on page 2 of this prospectus and are exercisable at a price of $4.80 per share and expire on July 1, 2018.  Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus.

The common stock may be offered under this prospectus from time to time by the selling stockholders, or by any of their respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholders, or in our records, as of October 11, 2013, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

Other than as set forth in the following table, none of the stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or an affiliate of a broker-dealer.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

21

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered	Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
1960480 BT, LLC	5,026,329	(2)	764,541	4,261,788	7.88%
2004 Leon Scharf Irrevocable Trust	99,956	(3)	15,204	84,752	*
Aaron Wise	5,145	(4)	2,091	3,054	*
Abraham Belsky	33,319	(5)	5,068	28,251	*
Abraham Einhorn	98,622	(6)	15,001	83,621	*
Adam Lucks	9,995	(7)	1,520	8,475	*
Adam Malamed	22,763	(8)	9,250	13,513	*
Adam Mesh	54,245	(9)	20,417	33,828	*
Alan Honig	51,547	(10)	20,946	30,601	*
Alexander Hasenfeld, Inc. Profit Sharing Plan	33,319	(11)	5,068	28,251	*
Alpha Capital Anstalt	634,828	(12)	96,562	538,266	1.0%
American European Insurance Company	66,637	(13)	10,136	56,501	*
Auxol Capital LLC	30,044	(14)	4,570	25,474	*
Barry Honig	803,591	(15)	122,232	681,359	1.26%
Birchtree Capital, LLC(21)	31,194	(16)	12,676	18,518	*
Brian Bauer	33,984	(17)	5,169	28,815	*
Brio Capital LP	179,920	(18)	27,367	152,553	*
Brio Capital Select LLC	116,614	(19)	17,738	98,876	*
BST Cold, LLC	7,483	(20)	3,041	4,442	*
Channa Levin 2008 Trust	66,637	(21)	10,136	56,501	*
Cranshire Capital Master Fund Ltd	82,454	(22)	33,505	48,949	*
Daniel W. Armstrong	19,991	(23)	3,041	16,950	*
Darren Goodrich, Inc.	12,472	(24)	5,068	7,404	*
Eisenberg Family Foundation, Inc.	49,978	(25)	7,602	42,376	*
Empery Asset Master, Ltd.	629,509	(26)	95,753	533,756	*

22

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered	Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
Four Kids Investment Funds LLC	927,837	(27)	377,026	550,811	1.02%
Frank Salvatore	9,995	(28)	1,520	8,475	*
Frederick Kuykendall	99,956	(29)	15,204	84,752	*
Frost Gamma Investments Trust	887,452	(30)	264,279	623,173	1.15%
Grander Holdings Inc. 401(k)	41,157	(31)	16,724	24,433	*
GRQ Consultants, Inc. 401K	468,398	(32)	190,333	278,065	*
GRQ Consultants, Inc. Roth 401K FBO Barry Honig	788,438	(33)	320,381	468,057	*
Harvey Kesner	44,055	(34)	6,701	37,354	*
Harvey Kesner & Renee Kesner	22,582	(35)	3,435	19,147	*
Hope Adams c/f Sara Adams	23,073	(36)	9,376	13,697	*
HS Contrarian Investments, LLC	29,522	(37)	11,996	17,526	*
HSI Partnership	33,319	(38)	5,068	28,251	*
Hudson Bay Master Fund Ltd.	5,994,307	(39)	1,402,800	5,403,596	9,99%
Iroquois Master Fund Ltd.	1,765,878	(40)	268,603	1,497,275	2.77%
Israel Berl	29,369	(41)	4,467	24,902	*
James T. Nakaoka & Mai S. Nakaoka	47,579	(42)	7,237	40,342	*
Jason D. Papastavrou	24,944	(43)	10,136	14,808	*
Jeff Merkel	10,014	(44)	1,523	8,491	*
Jeffrey Ronaldi	353,427	(45)	13,402	340,025	*
JGB Capital LP	376,976	(46)	57,341	319,635	*
JGB Capital Offshore Ltd.	251,316	(47)	38,227	213,089	*
Jill Strauss	41,648	(48)	6,335	35,313	*
John Arlo, Inc.	12,472	(49)	5,068	7,404	*
John Baleno	17,622	(50)	2,680	14,942	*
John Ford	29,191	(51)	4,440	24,751	*
John O'Rourke	13,744	(52)	2,091	11,653	*
Jonathan Honig	137,469	(53)	20,910	116,559	*
Kerry Propper	29,987	(54)	4,561	25,426	*

23

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered	Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
Kristin M. O'Connor	314,145	(55)	47,784	266,361	*
Leiden & Quest LLC	58,739	(56)	8,935	49,804	*
Levitansky Family L.P.	99,956	(57)	15,204	84,752	*
Linda M. Fitzgerald	43,319	(58)	5,068	38,251	*
Louis Schonfeld	66,637	(59)	10,136	56,501	*
Louise Fawzi	8,811	(60)	1,340	7,471	*
Melechdavid Inc.	17,622	(61)	2,680	14,942	*
Michael Brauser	108,507	(62)	44,092	64,415	*
Michael Roth	9,995	(63)	1,520	8,475	*
Morris Fuchs	166,592	(64)	25,340	141,252	*
MZ Trading LLC	22,763	(65)	9,250	13,513	*
Nachum Stein	33,319	(66)	5,068	28,251	*
Periscope Partners L.P. (100)	166,592	(67)	25,340	141,252	*
Peter Hardigan	377,802	(68)	18,679	359,123	*
Philip Lucks	9,995	(69)	1,520	8,475	*
Robert S. Colman Trust (104)	333,829	(70)	50,778	283,051	*
Ruby Rinker	29,957	(71)	4,557	25,400	*
Rutgers Casualty Insurance Company	33,319	(72)	5,068	28,251	*
Samuel Ginzburg	14,685	(73)	2,234	12,451	*
Sandor Capital Master Fund (110)	273,628	(74)	41,621	232,007	*
Stetson Capital Investments, Inc.	78,725	(75)	31,990	46,735	*
Stuart Smith	149,933	(76)	22,806	127,127	*
Suzanne Adams	48,641	(77)	19,765	28,876	*
The Special Equities Group, LLC	16,870	(78)	6,855	10,015	*
Thomas L. Bascom	33,383	(79)	5,078	28,305	*
Triage Capital Management L.P.	66,637	(80)	10,136	56,501	*
Vincent G. Young	33,984	(81)	5,169	28,815	*
Werdiger Family Foundation Inc.	168,257	(82)	25,593	142,664	*

24

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered	Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
White Trout Lake LLC	26,058	(83)	10,589	15,469	*
Yuri Minkovsky & Eleanora Minkovsky	66,637	(84)	10,136	56,501	*
TOTAL:	23,591,640	(85)	4,859,894	19,543,832

* Less than 1%

(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our Common Stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. Percentage ownership based upon 49,230,159 shares of Common Stock issued and outstanding as of October 11, 2013.
(2)	Includes 2,963,515 shares of Common Stock, 764,541 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, 181,327 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $0.02, and 1,116,946 Escrow Shares (as defined in footnote 85 below). Empery Asset Management LP, the authorized agent of 1960480 BT LLC (“BT”), has discretionary authority to vote and dispose of the securities held by BT and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by BT. Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these securities.
(3)	Includes 62,540 shares of Common Stock, 15,204 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 22,212 Escrow Shares (as defined in footnote 85 below). Willy Beer as Trustee of 2004 Leon Scharf Irrevocable Trust, has voting and dispositive power over the securities held by 2004 Leon Scharf Irrevocable Trust.
(4)	Includes 2,091 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 3,054 Escrow Shares (as defined in footnote 85 below).
(5)	Includes 20,847 shares of Common Stock, 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below).
(6)	Includes 61,705 shares of Common Stock, 15,001 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 21,916 Escrow Shares (as defined in footnote 85 below).
(7)	Includes 6,254 shares of Common Stock, 1,520 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 2,221 Escrow Shares (as defined in footnote 85 below).
(8)

Includes 9,250 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 13,513 Escrow Shares (as defined in footnote 85 below).

The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)	Includes 4,000 shares of Common Stock, 20,417 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 29,828 Escrow Shares (as defined in footnote 85 below).
(10)	Includes 20,946 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 30,601 Escrow Shares (as defined in footnote 85 below).
(11)	Includes 20,847 shares of Common Stock, 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below). Nachum Stein as Trustee of the Alexander Hasenfeld Inc. Profit Sharing Plan, has voting and dispositive power over the securities held by Alexander Hasenfeld Inc. Profit Sharing Plan.
(12)	Includes 397,195 shares of Common Stock, 96,562 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 141,071 Escrow Shares (as defined in footnote 85 below). Konrad Ackerman, as Director of Alpha Capital Anstalt, has voting and dispositive power over the securities held by Alpha Capital Anstalt.
(13)	Includes 41,693 shares of Common Stock, 10,136 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 14,808 Escrow Shares (as defined in footnote 85 below). Nachum Stein as Chairman of American European Insurance Company, has voting and dispositive power over the securities held by American European Insurance Company.

25

(14)	Includes 18,798 shares of Common Stock, 4,570 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 6,676 Escrow Shares (as defined in footnote 85 below). R. Douglas Armstrong as Member and President of Auxol Capital LLC, has voting and dispositive power over the securities held by Auxol Capital LLC. The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(15)	Includes 502,786 shares of Common Stock, 122,232 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 178,573 Escrow Shares (as defined in footnote 85 below).
(16)	Includes 12,676 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 18,518 Escrow Shares (as defined in footnote 85 below). Michael Brauser as Manager of Birchtree Capital LLC, has voting and dispositive power over the securities held by Birchtree Capital LLC.
(17)	Includes 21,263 shares of Common Stock, 5,169 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,552 Escrow Shares (as defined in footnote 85 below).
(18)	Includes 112,571 shares of Common Stock, 27,367 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 39,982 Escrow Shares (as defined in footnote 85 below). Shaye Hirsch as Managing Partner of Brio Capital LP, has voting and dispositive power over the securities held by Brio Capital LP.
(19)	Includes 72,962 shares of Common Stock, 17,738 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 25,914 Escrow Shares (as defined in footnote 85 below). Shaye Hirsch as Managing Member of Brio Capital Select LLC, has voting and dispositive power over the securities held by Brio Capital Select LLC.
(20)	Includes 3,041 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 4,442 Escrow Shares (as defined in footnote 85 below). Hope Adams as Managing Member of BST Cold, LLC, has voting and dispositive power over the securities held by BST Cold, LLC.
(21)	Includes 41,693 shares of Common Stock, 10,136 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 14,808 Escrow Shares (as defined in footnote 85 below). Channa Levin as trustee of the Channa Levin 2008 Trust, has voting and dispositive power over the securities held by the Channa Levin 2008 Trust.
(22)	Includes 33,505 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 48,949 Escrow Shares (as defined in footnote 85 below). Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over the securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, had voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.
(23)	Includes 12,508 shares of Common Stock, 3,041 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 4,442 Escrow Shares (as defined in footnote 85 below).
(24)	Includes 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below). Darren Goodrich as President of Darren Goodrich, Inc., has voting and dispositive power over the securities held by Darren Goodrich, Inc. The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(25)	Includes 31,270 shares of Common Stock, 7,602 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 11,106 Escrow Shares (as defined in footnote 85 below). Solomon Eisenberg as CEO of Eisenberg Family Foundation, Inc., has voting and dispositive power over shares held by Eisenberg Family Foundation, Inc.
(26)	Includes 371,157 shares of Common Stock, 95,753 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, 22,710 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $0.02, and 139,889 Escrow Shares (as defined in footnote 85 below). Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the securities held by EAM and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these securities.

26

(27)	Includes 377,026 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 550,811 Escrow Shares (as defined in footnote 85 below). Alan S. Honig as Managing Member of Four Kids Investment Funds LLC, has voting and dispositive power over the securities held by Four Kids Investment Funds LLC.
(28)	Includes 6,254 shares of Common Stock, 1,520 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 2,221 Escrow Shares (as defined in footnote 85 below).
(29)	Includes 62,540 shares of Common Stock, 15,204 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 22,212 Escrow Shares (as defined in footnote 85 below).
(30)	Includes 237,078 shares of Common Stock, 264,279 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 386,095 Escrow Shares (as defined in footnote 85 below). Phillip Frost as trustee of the Frost Gamma Investments Trust, has voting and dispositive power over the securities held by the Frost Gamma Investments Trust. The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(31)	Includes 16,724 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 24,433 Escrow Shares (as defined in footnote 85 below). Michael Brauser has voting and dispositive power over the securities held by Grander Holdings, Inc.
(32)	Includes 190,333 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 278,065 Escrow Shares (as defined in footnote 85 below). Barry Honig as the trustee of GRQ Consultants, Inc. 401K, has voting and dispositive power over the securities held by GRQ Consultants, Inc. 401K.
(33)	Includes 320,381 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 468,057 Escrow Shares (as defined in footnote 85 below). Barry Honig as the trustee of GRQ Consultants, Inc. Roth 401K FBO Barry Honig, has voting and dispositive power over the securities held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig.
(34)	Includes 27,564 shares of Common Stock, 6,701 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 9,790 Escrow Shares (as defined in footnote 85 below).
(35)	Includes 14,129 shares of Common Stock, 3,435 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 5,018 Escrow Shares (as defined in footnote 85 below). Harvey Kesner and Renee Kesner shave voting and dispositive power over the securities held jointly by Harvey Kesner and Renee Kesner.
(36)	Includes 38,566 shares of Common Stock, 9,376 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 13,697 Escrow Shares (as defined in footnote 85 below). Hope Adams as custodian for Sara Adams, has voting and dispositive power over the securities held by Sara Adams.
(37)	Includes 11,996 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 17,526 Escrow Shares (as defined in footnote 85 below). John Stetson as Managing Member of HS Contrarian Investments, LLC, has voting and dispositive power over the securities held by HS Contrarian Investments, LLC.
(38)	Includes 20,847 shares of Common Stock, 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below). Nachum Stein as Partner of HSI Partnership, has voting and dispositive power over the securities held by HSI Partnership.
(39)	Includes 2,542,105 shares of Common Stock, 1,402,800 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80 and 2,049,402 Escrow Shares (as defined in footnote 85 below). Beneficial ownership after the offering does not include the exercise of all outstanding warrants held by the selling stockholder which warrants contain a 9.9% beneficial ownership limitation. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the securities held by Hudson Bay Master Fund Ltd.. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities.
(40)	Includes 1,104,863 shares of Common Stock, 268,603 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 392,412 Escrow Shares (as defined in footnote 85 below). Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund Ltd., or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.

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(41)	Includes 18,376 shares of Common Stock, 4,467 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 6,526 Escrow Shares (as defined in footnote 85 below).
(42)	Includes 29,769 shares of Common Stock, 7,237 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 10,573 Escrow Shares (as defined in footnote 85 below). James T. Nakaoka and Mai S. Nakaoka share voting and dispositive power over the securities held jointly by James T. Nakaoka and Mai S. Nakaoka.
(43)	Includes 10,136 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 14,808 Escrow Shares (as defined in footnote 85 below).
(44)	Includes 6,266 shares of Common Stock, 1,523 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 2,225 Escrow Shares (as defined in footnote 85 below).
(45)	Includes 70,445 shares of Common Stock, 13,402 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 19,580 Escrow Shares (as defined in footnote 85 below). Also includes opotions to purchase 250,000 shares of Common Stock which vested or will vest within 60 days of the date of this prospectus. Mr. Ronaldi currently serves as the Company’s Chief Executive Officer and a Director.
(46)	Includes 235,864 shares of Common Stock, 57,341 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 83,771 Escrow Shares (as defined in footnote 85 below). Brett Cohen as President of JGB Capital LP, has voting and dispositive power over the securities held by JGB Capital LP.
(47)	Includes 157,242 shares of Common Stock, 38,227 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 55,847 Escrow Shares (as defined in footnote 85 below). Brett Cohen as President of JGB Capital Offshore Ltd., has voting and dispositive power over the securities held by JGB Capital Offshore Ltd.
(48)	Includes 26,058 shares of Common Stock, 6,335 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 9,255 Escrow Shares (as defined in footnote 85 below).
(49)	Includes 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below). John Arlo as President of John Arlo, Inc., has voting and dispositive power over the securities held by John Arlo, Inc. The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(50)	Includes 11,026 shares of Common Stock, 2,680 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 3,916 Escrow Shares (as defined in footnote 85 below).
(51)	Includes 18,264 shares of Common Stock, 4,440 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 6,487 Escrow Shares (as defined in footnote 85 below).
(52)	Includes 8,599 shares of Common Stock, 2,091 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 3,054 Escrow Shares (as defined in footnote 85 below).
(53)	Includes 86,011 shares of Common Stock, 20,910 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 30,548 Escrow Shares (as defined in footnote 85 below).
(54)	Includes 18,762 shares of Common Stock, 4,561 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 6,664 Escrow Shares (as defined in footnote 85 below). The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(55)	Includes 196,552 shares of Common Stock, 47,784 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 69,809 Escrow Shares (as defined in footnote 85 below).
(56)	Includes 36,751 shares of Common Stock, 8,935 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 13,053 Escrow Shares (as defined in footnote 85 below). Avery Egart as Partner of Leiden & Quest LLC, has voting and dispositive power over the securities held by Leiden & Quest LLC.
(57)	Includes 62,540 shares of Common Stock, 15,204 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 22,212 Escrow Shares (as defined in footnote 85 below). Nathan Levitansky as General Partner of Levitansky Family L.P., has voting and dispositive power over the securities held by Levitansky Family L.P.

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(58)	Includes 30,847 shares of Common Stock, 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below).
(59)	Includes 41,693 shares of Common Stock, 10,136 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 14,808 Escrow Shares (as defined in footnote 85 below).
(60)	Includes 5,513 shares of Common Stock, 1,340 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 1,958 Escrow Shares (as defined in footnote 85 below).
(61)	Includes 11,026 shares of Common Stock, 2,680 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 3,916 Escrow Shares (as defined in footnote 85 below). Mark Groussman as President of Melechdavid Inc., has voting and dispositive power over the securities held by Melechdavid Inc.
(62)	Includes 44,092 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 64,415 Escrow Shares (as defined in footnote 85 below).
(63)	Includes 6,254 shares of Common Stock, 1,520 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 2,221 Escrow Shares (as defined in footnote 85 below).
(64)	Includes 104,232 shares of Common Stock, 25,340 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 37,020 Escrow Shares (as defined in footnote 85 below).
(65)	Includes 9,250 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 13,513 Escrow Shares (as defined in footnote 85 below). Mark Zeitchick as Manager of MZ Trading LLC, has voting and dispositive power over the securities held by MZ Trading LLC.
(66)	Includes 20,847 shares of Common Stock, 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below).
(67)	Includes 104,232 shares of Common Stock, 25,340 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 37,020 Escrow Shares (as defined in footnote 85 below). Leon Frenkel as General Partner of Periscope Partners L.P., has voting and dispositive power over the securities held by Periscope Partners L.P.
(68)	Includes 81,834 shares of Common Stock, 18,679 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 27,289 Escrow Shares (as defined in footnote 85 below). Also includes options to purchase 250,000 shares of Common Stock which vested or will vest within 60 days of the date of this prospectus. Mr. Hardigan currently serves as the Company’s Chief Operating Officer and a Director.
(69)	Includes 6,254 shares of Common Stock, 1,520 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 2,221 Escrow Shares (as defined in footnote 85 below).
(70)	Includes 208,868 shares of Common Stock, 50,778 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 74,183 Escrow Shares (as defined in footnote 85 below). Robert S. Colman as trustee of the Robert S. Colman Trust, has voting and dispositive power over the securities held by the Robert S. Colman Trust.
(71)	Includes 18,743 shares of Common Stock, 4,557 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 6,657 Escrow Shares (as defined in footnote 85 below).
(72)	Includes 20,847 shares of Common Stock, 5,068 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,404 Escrow Shares (as defined in footnote 85 below). Nachum Stein as Chairman of Rutgers Casualty Insurance Company, has voting and dispositive power over the securities held by Rutgers Casualty Insurance Company.
(73)	Includes 9,188 shares of Common Stock, 2,234 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 3,263 Escrow Shares (as defined in footnote 85 below).
(74)	Includes 171,202 shares of Common Stock, 41,621 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 60,805 Escrow Shares (as defined in footnote 85 below). John S. Lemak as Manager of Sandor Capital Master Fund, has voting and dispositive power over the securities held by Sandor Capital Master Fund.
(75)	Includes 31,990 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 46,735 Escrow Shares (as defined in footnote 85 below). John Stetson as President of Stetson Capital Investments, Inc., has voting and dispositive power over the securities held by Stetson Capital Investments, Inc.
(76)	Includes 93,809 shares of Common Stock, 22,806 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 33,318 Escrow Shares (as defined in footnote 85 below).

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(77)	Includes 19,765 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 28,876 Escrow Shares (as defined in footnote 85 below)..
(78)	Includes 6,855 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 10,015 Escrow Shares (as defined in footnote 85 below). Jonathan Schechter, Joseph Reda and Adam Selkin share the voting and dispositive power over the securities held by The Special Equities Group, LLC. The selling stockholder is an affiliate of a broker-dealer and has certified that the securities registered in this prospectus were purchased in the ordinary course of business, and at the time of the purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities
(79)	Includes 20,887 shares of Common Stock, 5,078 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,418 Escrow Shares (as defined in footnote 85 below).
(80)	Includes 41,693 shares of Common Stock, 10,136 shares of Common Stock issuable upon exercise of certain warrants at an exercise price of $4.80, and 14,808 Escrow Shares (as defined in footnote 85 below). Leon Frenkel as Senior Manager of the General Partner of Triage Capital Management L.P., has voting and dispositive power over the securities held by Triage Capital Management L.P.
(81)	Includes 21,263 shares of Common Stock, 5,169 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 7,552 Escrow Shares (as defined in footnote 85 below).
(82)	Includes 105,274 shares of Common Stock, 25,593 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 37,390 Escrow Shares (as defined in footnote 85 below). Sol Werdiger as CEO of Werdiger Family Foundation Inc., has voting and dispositive power over the securities held by Werdiger Family Foundation Inc.
(83)	Includes 10,589 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 15,469 Escrow Shares (as defined in footnote 85 below). Alexander Berger as Managing Member of White Trout Lake LLC, has voting and dispositive power over the securities held by White Trout Lake LLC.
(84)	Includes 41,693 shares of Common Stock, 10,136 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80, and 14,808 Escrow Shares (as defined in footnote 85 below). Yuri Minkovsky and Eleanora Minkovsky share voting and dispositive power over the securities held jointly by Yuri Minkovsky and Eleanora Minkovsky.
(85)	Includes 13,372,045 shares of Common Stock, 4,859,894 shares of Common Stock issuable upon exercise of warrants at an exercise price of $4.80 and 7,099,998 shares of Common Stock held in escrow by American Stock Transfer & Trust Company, LLC (“Escrow Shares”). These Escrow Shares will be released to the Reporting Person if and when the closing price per share of the Company's Common Stock exceeds $5.00 per share (as adjusted for stock splits, stock dividends and similar events) for 40 trading days within a continuous 90 day trading period following July 1, 2013. If prior to July 1, 2014, such threshold is not achieved, these Escrow Shares will be canceled and returned to treasury.

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The terms of any securities we offer will be determined at the time of sale. We may issue securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

General

The following description of common stock, summarizes the material terms and provisions of the common stock that the selling stockholders may offer under this prospectus but is not complete. For the complete terms of our common stock, please refer to our certificate of incorporation, as amended, (the “Certificate of Incorporation”) which may be further amended from time to time, and our amended and restated bylaws, as amended from time to time (the “Bylaws”). New York Business Corporation Law (“NYBCL”) may also affect the terms of these securities.

As of October 11, 2013, our authorized capital stock consisted of 200,000,000 shares of common stock, $0.02 par value per share, 49,230,159 of which are issued and outstanding.

Common Stock

Holders of our common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the BCL

New York Law

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder’s becoming such. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation’s outstanding voting stock. In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

A corporation may opt out of the interested stockholder provisions described in the preceding paragraph by expressly electing not to be governed by such provisions in its bylaws, which must be approved by the affirmative vote of a majority of votes of the outstanding voting stock of such corporation and is subject to further conditions. However, DSS’s Bylaws do not contain any provisions electing not to be governed by Section 912 NYBCL. Under DSS’s bylaws, any corporate action other than the election of directors (which requires the affirmative vote of a plurality of shares entitled to vote) to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

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Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company, LLC.

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The selling stockholders may distribute shares of our common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

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The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

In connection with the sale of shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale.  The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby.  The stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The stockholders may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the stockholders to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of stockholders to include the pledgees, transferees or other successors in interest as the selling stockholders under this prospectus.

The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the reselling beneficial owners for purposes of this prospectus.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus.  Such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

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•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements as of and for the years ended December 31, 2012 and 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the report of FREED MAXICK CPAs, P.C., independent registered public accountants, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

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•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC onMarch 6, 2013;

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013;

•	Our Current Reports on Form 8-K or 8-K/A, filed with the SEC on:
	•	January 22, 2013;
	•	March 6, 2013;
	•	March 15, 2013;
	•	April 16, 2013;
	•	April 30, 2013;
	•	May 1, 2013;
	•	May 15, 2013;
	•	May 28, 2013;
	•	June 21, 2013;
	•	July 1, 2013;
	•	July 25, 2013;
	•	August 13, 2013; and
	•	September 13, 2013

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on May 15, 2013;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 13, 2013;

•	The description of our Common Stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on April 19, 2004, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Jeffrey D’Angelo, VP and General Counsel

Document Security Systems, Inc.

First Federal Plaza, Suite 1525

28 East Main Street

Rochester, NY 14614

Tel: (585) 325-3610

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